Exhibit 99.1

For more information, please contact:
Michael J. McCloskey
Chief Operating Officer
720-932-4282
michaelm@matrixbancorp.com

or

Susan J. Lewis, PAIRELATIONS, LLC
(303) 804-0494
slewis@pairelations.com

FOR IMMEDIATE RELEASE
APRIL 3, 2006

MATRIX BANCORP, INC. ANNOUNCES SALE OF ASSETS OF
MATRIX BANCORP TRADING SUBSIDIARY

Transaction Marks Another Step Toward Traditional Community Banking

DENVER - (BUSINESS WIRE) - April 3, 2006 - Matrix Bancorp, Inc. (NASDAQ: MTXC; the “Company”) announced today that it has sold certain assets of its Matrix Bancorp Trading, Inc. (“MBT”) subsidiary to SN Capital Markets, LLC (“SNCM”). SNCM is a newly formed limited liability company, co-founded by several former employees of MBT, including its former President, Mr. Chris Rooker, and Security National Holding Company, LLC. All of the employees of MBT, 31 in number, left MBT to become employees of SNCM.

Historically, MBT provided brokerage and consulting services to the Company and third party financial institutions and financial services companies in the mortgage banking industry, including the brokering, acquisition and analysis of loans and mortgage servicing rights. SNCM expects to continue to provide the same high-quality, customer-focused services that MBT had provided prior the closing of the sale.

The purchase price for the assets sold consisted of $1,330,000 in cash paid at closing, as well as a promissory note from SNCM and its affiliate, Security National Holding Company, LLC (“SNHC”), in the original principal amount of $2,800,000. The note is guaranteed by SNCM’s and SNHC’s parent, Security National Master Holding Company, LLC (“SNMHC”), which holds substantial assets besides those companies. The note bears interest at the current prime rate in effect, and calls for equal monthly payments of principal plus accrued interest for the next 24 months.

In addition, MBT agreed to finance the accounts receivables sold to SNCM, in the amount of approximately $600,000, for a period of up to ninety days. A demand promissory note evidencing such receivables financing has been issued by SNCM and SNHC and such note is guaranteed by SNMHC.

As part of the sale, for a period of twelve months, MBT and any of its affiliates, have agreed not to compete or have any ownership interest in any business in the State of Colorado which is similar to SNCM’s business.

The Company expects to file a report on Form 8-K, including pro forma financial statements reflecting the effect of the discontinuance of MBT’s operations for the year ending December 31, 2005, as early as April 6, 2006.

In discussing the sale, Michael J. McCloskey, Chief Operating Officer of the Company, commented: “We are pleased to announce what we believe to be a mutually beneficial sale for both Matrix Bancorp and SN Capital Markets. This sale allows Matrix Bancorp to take another step towards our goal of re-positioning the company as a traditional community bank serving the Colorado front range market. MBT and its employees have always been valuable contributors to Matrix Bancorp; however, the services provided by MBT are not core to our revamped strategy. We thank the former MBT employees for their important service to Matrix and wish them well in their new endeavor at SN Capital Markets. The Company and our subsidiaries intend to continue to utilize the high quality services of SNCM for our brokerage, deal sourcing and consulting needs.”

Chris Rooker, former President of MBT and newly-appointed President of SNCM, commented: “We understand the new business strategy and direction of Matrix Bancorp and support its goals. One of SN Capital Markets’ primary goals as a new stand-alone company is to provide quality brokerage, analytics and consulting services to many, many financial institutions throughout the U.S., including Matrix Capital Bank and other Matrix subsidiaries. I believe operating outside the Matrix structure will provide SN Capital Markets the flexibility to take our service and business to a whole new level. I view the sale as a win-win scenario for both Matrix and SN Capital Markets.”

Denver-based Matrix Bancorp, Inc. is focused on developing its community-based banking network through its Matrix Capital Bank subsidiary by strategically positioning branches across Colorado’s Front Range market. The Bank plans to grow its network to an estimated five to seven community-based branches over the next three to five years. The Company recently identified “United Western” as its proposed new brand name and anticipates a formal change in legal and trade names during second or third quarter of 2006, after receiving applicable regulatory and shareholder approvals.

At December 31, 2005, the Company reported total consolidated assets of $2.1 billion, total loans of $1.4 billion, total deposits of $1.1 billion and total consolidated shareholders equity of $180.7 million (includes proceeds used for the Company’s January 2006 tender offer). For more information, please visit www.matrixbancorp.com.

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including, but not limited to, interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; the risks and uncertainties discussed elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.